Exhibit 10.1

SEPARATION AGREEMENT

THIS AGREEMENT dated as of December 2, 2019 (“Agreement”) is made by and between Zomedica Pharmaceuticals Corp. (the “Company”) and Gerald L. Solensky, Jr. (“Executive”).

WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of December 1, 2016, as amended (the “Employment Agreement”), and

WHEREAS, the parties wish to enter into this Agreement regarding their separation, subject to the execution of (1) the concurrent Cooperation Agreement (the “Cooperation Agreement”) and (2) the Consulting Agreement of even date (the “Consulting Agreement”, together with this Agreement and the Cooperation Agreement, the “Separation Documents”).

ACCORDINGLY, in consideration of the execution and delivery of this Agreement and the compliance with the promises made herein, the parties agree that the precatory clauses above are incorporated herein and further agree as follows:

1.                  Last Day of Employment. Executive’s last day of employment is December 2, 2019.

2.                  Severance. Upon expiration of the revocation period set forth in paragraph 11(b) (such expiration referenced herein as the “Effective Date”), the Company shall pay Executive severance in the total amount of $325,000, less applicable taxes and withholding. This severance payment shall be made in two equal installments of $162,500 each (less applicable taxes and withholding) payable on or before December 5, 2019 and on or before January 6, 2020, provided, however, that if the revocation period set forth in paragraph 11(b) has not expired before December 5, 2019, then the first payment shall be made three business days after the Effective Date.

3.                  Survival of Company Indemnification Obligations. All obligations of the Company to indemnify and defend Executive, and advance fees, costs and expenses to Executive, in each case pursuant to Article 17 of the Employment Agreement, shall survive in accordance with such Article 17. The Company shall not take any action that would terminate or limit the Company’s obligations to indemnify Executive, including without limitation by amending its bylaws.

4.                  COBRA Benefits. If Executive properly and timely elects to continue medical coverage in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then, upon expiration of the revocation period set forth in paragraph 11(b), the Company shall pay for its share of the cost of the premium for such coverage through April 30, 2020 at the same rate as it currently pays for its share of the cost of Executive’s current medical coverage premium. The Company shall pay half of the total amount payable under this paragraph to Executive with the first installment payment set forth in paragraph 2 and half with the second installment payment set forth in paragraph 2.

5.                  Car Allowance. Upon expiration of the revocation period set forth in paragraph 11(b), the Company shall continue to pay the Car Allowance specified in Article 5.3 of the Employment Agreement through April 30, 2020 at the same rate and amounts as it currently pays under Article 5.3 of the Employment Agreement. The Company shall pay half of the total amount payable under this paragraph to Executive with the first installment payment set forth in paragraph 2 and half with the second installment payment set forth in paragraph 2.

6.                  Removal of Executive’s Guarantee of Company Obligations. The Company shall cooperate with Executive and use reasonable business efforts to have the Executive removed as a guarantor of the Company’s obligations to Equidebt LLC (“Equidebt”) pursuant to the Guaranty Agreement between Executive and Equidebt dated as of October 17, 2017 (the “Guaranty”). The Company agrees to indemnify, defend, and hold harmless the Executive for Executive’s obligations to Equidebt under the Guaranty, including attorneys’ fees and costs.

7.                  Cooperation Agreement. Concurrent with execution of this Agreement, the Company and the Executive shall enter into a Cooperation Agreement substantially in the form attached hereto as Exhibit A. Executive agrees and understands that his receipt of the benefits specified in paragraphs 2-6 above are contingent on his execution of and compliance with the Cooperation Agreement. The Company agrees and understands that its failure to perform all obligations set forth in this Separation Agreement, including failure to make any payments hereunder as and when due in accordance with the terms of this Agreement, will result in automatic termination and voiding of the Cooperation Agreement, ab initio, provided, however, that Executive shall first provide written notice to the Company of any failure to perform an obligation set forth in this Separation Agreement and the Company shall have 14 days from receipt of the notice to cure any such failure.

8.                  Consulting Agreement; Options. Concurrent with execution of this Agreement, the Company and the Executive shall enter into a Consulting Agreement substantially in the form attached hereto as Exhibit B. The Consulting Agreement shall not be terminated unilaterally by either party prior to December 21, 2020, and the Company shall not otherwise take any action that would result in acceleration of the exercise period of Executive’s options prior to December 21, 2020.

9.                  Mutual General Release of Claims.

(a)               In consideration for the promises herein, including the Company’s making the payments in paragraph 2 and providing the additional benefits in paragraphs 4-6, each Party knowingly and voluntarily releases and forever discharges the other Party and its parent, subsidiaries, and affiliates (including Zomedica Pharmaceuticals, Inc.) and their directors, officers, employees, agents and plan fiduciaries and all related persons (each in his individual and official capacities), heirs, successors and assigns (all of the foregoing in relation to a Party, collectively the “Releasees”) of and from any and all claims, actions, causes of action, suits, countersuits, debts, dues, sums of money, accounts, reckoning, bonds, bills, indebtedness, obligations, covenants, unwritten contracts, controversies, promises, variances, trespasses, damages, judgments, extents, executions, losses, expenses, fees, and demands whatsoever (“Claims”), in law or equity, known or unknown, anticipated, unanticipated, disclosed or undisclosed, which the Party has or may have against the other Party or the applicable Releasees as of the date of the signing and delivery of this Agreement (collectively, “Released Claims”); provided, that none of the following shall constitute Released Claims: (i) any rights or obligations of any Party pursuant to any Separation Document; (ii) any rights of Executive to indemnification from or by the Company or its insurers, including without limitation as set forth in paragraph 3 hereof; and (iii) Claims by the Company relating to fraud or breach of fiduciary duty, provided, however, that if the Company brings a cause of action against Executive for fraud or breach of fiduciary duty in a litigation, arbitration or similar proceeding, then both Parties’ releases set forth in this paragraph 9 are null and void ab initio.

(b)               The Claims hereby released by Executive include, without limitation, any and all claims arising out of or in any way connected with the employment by the Company of Executive. Such Claims shall include, but not be limited to, any alleged claim under or alleged violation of the following laws (as they may have been amended) or other law, policy, contract or cause of action: (1) the National Labor Relations Act; (2) Title VII of the Civil Rights Act of 1964, Section 1981 through 1988 of Title 42 of the United States Code, and the Civil Rights Act of 1991; (3) Employee Retirement Income Security Act of 1974; (4) the Age Discrimination in Employment Act of 1967; (5) the Americans with Disabilities Act of 1990; (6) the Fair Labor Standards Act; (7) the Federal Occupational Safety and Health Act; (8) the Family and Medical Leave Act of 1993; (9) any and all other federal, state or local civil or human rights laws; (10) any local, state or federal law, rule, regulation or ordinance, and/or public policy, contract, including, without limitation, any collective bargaining agreement, or tort or common law, having any bearing whatsoever, or based upon any matter or conduct, including, without limitation, any matter or conduct involving the terms and conditions (including, without limitation, with respect to compensation and benefits) of Executive’s employment with, or cessation of employment with, the Company, which claim, with respect to any of the foregoing, Executive now has or shall have as of the date of this Agreement; and (11) any claim for costs, fees, or other expenses including, without limitation, attorney’s fees, incurred in any of the foregoing matters. Notwithstanding the foregoing, Executive does not waive any rights Executive may have to file or collect unemployment benefits, to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or other government agency, or to seek any rights under COBRA, if applicable.

10.              Knowing Waiver of Age Claim. Among the claims listed above, Executive freely and knowingly waives any and all claims against the Company Releasees for age discrimination under the Age Discrimination in Employment Act of 1967, as amended.

11.              Conditions of Effectiveness of this Agreement.

(a)               Waiver of Age Discrimination in Employment Act Claims. Executive acknowledges and agrees that Executive has been offered a period of up to twenty-one days to review this Agreement with any attorneys, financial advisors or immediate family members, that Executive has been advised by the Company to do so, and to the extent Executive desires, has done so, that Executive has used the full twenty-one day period for such review or has voluntarily chosen to execute this Agreement before the end thereof, that Executive has read and understood the release provided herein and that Executive has knowingly and voluntarily agreed to all the terms of this Agreement and that Executive has signed this Agreement voluntarily without any coercion.

(b)               Revocation. Executive has seven (7) days following the date upon which Executive signs and delivers this Agreement to the Company to revoke acceptance of the Agreement, except that the revocation shall be effective only if it is made in writing addressed to the Company and includes the statement: “I hereby revoke my acceptance of our Agreement,” and such written revocation is delivered to the Company by hand, registered mail, certified mail (return receipt requested) or overnight mail at 100 Phoenix Drive, Suite 190, Ann Arbor, Michigan 48108, Attn: Jeffrey Rowe.

12.              Non-disparagement. The parties agree not to make or publish any statement or take any action intended to defame, disparage, humiliate, embarrass, or discredit each other or any of the other applicable Releases, their management, or their practices. Executive further agrees not to take any action that would disrupt or impair the Company’s operations; provided, that this provision shall not limit or prohibit a party from taking any action required by the Separation Documents or to enforce the terms of any Separation Document.

13.              Reasons for Termination. The parties agree that they will in all public statements refer to the termination of Executive’s employment and the reasons therefor in a manner consistent with the press release issued in connection such termination.

14.              Governing Law and Interpretation; Venue. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict-of-laws principles. Except as provided in paragraph 15, any and all disputes relating to or arising out of this Agreement, Executive’s employment with the Company or the termination of that employment shall be brought solely and exclusively in the federal or state courts located in Michigan.

15.              Binding Arbitration. Subject to the remainder of this paragraph, the Company and Executive expressly agree that any dispute arising out of or relating to this Agreement, Executive’s employment with the Company or the termination of Executive’s employment with the Company shall be resolved solely and exclusively through binding arbitration. Any such arbitration shall take place in the federal judicial district where the Executive principally worked for the Company. Any such arbitration shall be conducted before a panel of three professional arbitrators. One arbitrator shall be selected by the Company, one arbitrator shall be selected by the Executive, and one arbitrator shall be selected by mutual agreement of the Company and the Executive, provided, however, that if the Company and the Executive cannot agree on a third arbitrator, then the other arbitrators shall jointly select the third arbitrator. The arbitration will take place under the JAMS rules of employment arbitration. The majority of the arbitrators shall have sole, exclusive and binding authority to issue an arbitral decision (the “Award”) regarding any disputes. The parties agree that an Award may be enforced in any court of competent jurisdiction. Nothing here shall prevent a party from seeking injunctive or other emergency relief from a court. In the event that a dispute relates to or also involves any other Separation Document, such dispute shall be resolved in accordance with the dispute resolution mechanism specified in this paragraph.

16.              No Actions. Each Party represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his/its own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private) against or involving the other Party or any of his/its affiliates, including for the Company Zomedica Pharmaceuticals, Inc. Each Party represents that it is not aware of or participating in any effort by any person or entity to assert any action, charge, complaint or proceeding of any kind, whether in court or before an administrative body or agency (whether public, quasi-public, or private), against or involving the other Party or any of his/its affiliates, including for the Company Zomedica Pharmaceuticals, Inc.

17.              Confidentiality. The parties represent and agree that they will keep the negotiations surrounding this Agreement confidential, and that they will not hereafter disclose (except as required by law) any information concerning the negotiations of this Agreement to any person other than their attorneys and financial or tax advisors or, in the case of the Executive, Executive’s immediate family, provided each is informed of and agrees in advance to be bound by this confidentiality provision; provided further that all parties acknowledge and agree that if applicable law requires the filing of this Agreement with the Securities and Exchange Commission (“SEC”), then no confidentiality obligation is imposed relating to any information the Company files with the SEC. Nothing in this Agreement prevents or precludes Executive from cooperating with any inquiry by the SEC or any other regulatory agency or body. Notwithstanding the foregoing, each Party acknowledges and agrees that a copy of this Agreement and the other Separation Documents may be provided to Equidebt or its affiliates, provided that Equidebt, for itself and its affiliates, agrees to maintain any such document in confidence if that document has not been publicly filed.

18.              Representations and Warranties. Each Party hereby represents and warrants to the other that (a) in the case of a Party that is not a natural person, (i) such Party has all necessary power and authority to enter into this Agreement and the other Separation Documents and (ii) and the entry into and performance of its obligations under this Agreement and the other Separation Documents has been duly and validly authorized by such Party; (b) this Agreement and the other Separation Documents constitute legal, valid and binding obligations of such Party, enforceable in accordance with their respective terms; and (c) the entry into this Agreement and the other Separation Documents and the performance of the transactions described therein does not conflict with any other agreement or legal obligation to which such Party or its Releasees are subject.

19.              Entire Agreement: Amendment. This Agreement, together with the other Separation Documents, sets forth the entire agreement between the Company and Executive with respect to this Agreement’s and the other Separation Document’s subject matter and supersedes any and all prior and contemporaneous oral and written agreements, understandings, representations and warranties between the parties with respect thereto. Notwithstanding anything herein to the contrary, nothing in this Agreement or any other Separation Document supersedes any provisions of the Employment Agreement that survive termination of the Employment Agreement or termination of Executive’s employment with the Company, including Articles 10-13 of the Employment Agreement.

20.              Return of Company Property. Executive represents that Executive will return to the Company, no later than Friday, December 6, 2019, all documents, information, property and equipment of any kind of the Company or any of its affiliates, including Zomedica Pharmaceuticals, Inc., in Executive’s possession or control. This includes computer equipment (hardware and software), telephones and other communications devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored), relating to the business of the Company, its affiliates its clients or prospective clients. Executive represents that Executive will have, by the same date, permanently and irrevocably deleted any computer or electronic files, tapes, or any other electronic media containing any Company or affiliate information or documents, including client information. In addition, Executive represents that Executive does not have any Company or affiliate documents, information or property on any computer Executive has used (excluding those at the Company’s offices). Notwithstanding anything herein to the contrary, for so long as Executive is a shareholder or director of the Company, Executive may possess those Company documents that are distributed by the Company to other shareholders or directors, respectively. Executive shall provide a signed, written certification to the Company no later than Friday, December 6, 2019 certifying that he has complied with the provisions of this paragraph.

21.              Return of Executive’s Property. The Executive shall arrange for a mutually agreeable third party to remove by December 31, 2019 at Executive’s expense all personal possessions of Executive remaining on Company premises or otherwise in the Company’s possession or control. The Company shall reasonably cooperate with the Executive in arranging for the removal of Executive’s personal possessions.

22.              Negotiated Agreement. This Agreement together with the other Separation Documents amicably resolves any issues between the parties, and they agree that this Agreement and its accompanying exhibit agreements shall neither be interpreted nor construed as an admission of any wrongdoing or liability on the part of the Company or the Executive and that neither party shall be considered the primary drafter of this Agreement or its accompanying exhibit agreements.

23.              Acknowledgement. The parties hereby acknowledge that they have read this Agreement, have had an adequate opportunity to review its terns and have been advised to consult with legal counsel before signing this Agreement. They further acknowledge that they understand this Agreement's terms and consequences and are executing it freely and voluntarily.

24.              Binding. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their respective heirs, administrators, successors and assigns.

25.              Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures on this Agreement shall be valid and binding.

26.              Attorneys’ Fees. Within 10 business days of Executive providing the Company with copies of invoices from Executive’s attorneys, the Company shall reimburse the Executive for reasonable attorneys’ fees incurred in connection with this Agreement and the transactions contemplated hereby, including any public filings made by Executive at or shortly after the Effective Date, up to a maximum of $10,000. All invoices provided pursuant to this paragraph shall contain sufficient detail to allow the Company to confirm that the fees incurred are reimbursable pursuant to this paragraph.

The Company and Executive have read and fully considered this Agreement, and both have elected to sign this Agreement, to deliver a copy to each other, to fulfill the promises set forth in this Agreement, and to receive the benefits of the promises set forth in this Agreement. Therefore, the Company and Executive now knowingly and voluntarily sign this Agreement on the date set forth below.

Zomedica Pharmaceuticals Corp.

By:       /s/Jeffrey Rowe

Title:   Chairman of the Board

/s/Gerald L. Solensky, Jr.

Gerald L. Solensky, Jr.

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